EXHIBIT (10)                                       May 1, 1995




Mr. Allan L Miller
877 Northbridge
Worthington, OH 43085

Dear Allan:

This letter agreement between you and Borden, Inc. (the "Company") will confirm our discussion concerning the implementation of your CORE arrangement in connection with the termination of your employment and the arrangements that have been agreed upon during the interim period. This agreement shall become effective seven (7) days after you sign without effecting a cancellation and shall continue through the period during which you are being paid under paragraph 1(a) below. Effective April 15, 1995 your annual salary shall be increased to $370,000. In addition, you will be guaranteed an annual incentive bonus for 1995 payable in 1996 under the existing annual incentive program of not less than $166,500. Finally you will be paid on May 1, 1995 a special bonus in the amount of $289,355.

1. Your official termination date will be December 31, 1995. Commencing January 1, 1996 and continuing until January 20, 1998, you will receive the following pay and benefits:

         a. Base pay plus MIP and LTIP payments in the annual amount of $370,000, $166,500 and $140,000, respectively will be paid to you semi-monthly through Corporate Payroll. In the event of your death these payments will be made to your legal representative. Your semi-monthly payments will be $28,187.50.

         b. Your benefits will be continued as described in the benefit attachment to this agreement, Exhibit 1.

2. You understand that except for the 1995 annual incentive program you will not participate in any management incentive programs and are not entitled to payment under any such programs for periods prior to your termination.

Mr. Allan Miller
Page 2
May 1, 1995




3. Your stock options are canceled effective December 31, 1995. However, if before January 21, 1998 any monetary offer is made to Borden retirees in exchange for the surrender of their options the same offer (i.e., based on the same formula) will be made to you in respect of any of your options that could have been exercised at the time of such offer had they not been cancelled by this agreement.

4. The Company will use its best efforts in good faith to place your secretary, Louise Milam, internally in an executive secretary position without a reduction in pay.

5. To the full extent allowed under New Jersey law, the Company will indemnify and defend you with regard to any and all claims which may arise relating to matters which occur prior to January 1, 1996, and which arise as a result of your employment as long as your acts:

         - were not in breach of your duty of loyalty to the Company or its shareholders;

         -       were in good faith;

         -       did not involve a knowing violation of law; or

         -       did not result in receipt of an improper personal benefit; and

         it shall undertake and direct the defense of such proceedings, holding you harmless against expenses, as they are incurred.

6. You agree that you will not, either during the period of this agreement, nor thereafter, disclose to any third party or use for your own benefit without our express authorization, any confidential information provided by us or our representatives relative to our business or that of our affiliated corporations, nor information developed for Borden by you during the performance of your service on our behalf during your employment.

7. Because of the arrangement being provided to you, we will expect, and you agree, that after your termination, you will conduct yourself in a manner which does not disparage Borden, Inc., its current or past employees, current or past officers, current or past directors, subsidiaries, and affiliates, and which is not contrary to the best interest of these organizations.

8. You agree to be available, as reasonably necessary and upon reasonable notice, with no expense to yourself (expenses include transportation, meals and lodging) for legal proceedings, whether administrative, civil, or criminal, if any, with respect to events which occurred during your employment with Borden, Inc. You further agree to assist and cooperate with Borden, Inc. in any such proceedings.

9. Under this Agreement your compensation will be reduced by any net earned income

Mr. Allan Miller
Page 3
May 1, 1995



         paid from Borden or any other source during the same period, whether received as an employee or principal. Your compensation will not be reduced by royalties from inventions or from honorariums received by you from part-time teaching or lecturing.

10. We agree that this agreement supersedes any and all other agreements relating to your employment with the Company including, but not limited to, any Core Arrangement dated March 15, 1988. This agreement shall be governed by the laws of the State of Ohio and shall inure to the benefit of the successors and assigns of Borden, Inc. Any provision of the agreement deemed by a court to be too broad to be legally enforced shall be modified but only to the extent required to be so legally enforceable.

11. In consideration of these foregoing benefits provided to you, you hereby release and discharge Borden, Inc., its subsidiaries and affiliates, their officers, employees and agents from any and all current liabilities, claims for money, employment, re-employment, reinstatement and for any and all causes of action whatsoever which you may now have against them including those arising out of your employment, the termination thereof, or discrimination based on age, disability, race, sex or other reasons, except any vested pension rights which you may have acquired; provided, however, that this release shall not be construed as preventing you from pursuing any rights you have to enforce the terms of this agreement.

12.. Should a claim or dispute be instituted or arise out of or relating to any provision of this agreement, the Company agrees to pay all reasonable legal fees and expenses which you may incur in any such claim or dispute.


         Legal expenses shall include reasonable legal fees, court costs, arbitration costs, and ordinary and necessary out-of-pocket costs and fees of attorneys, billed to and payable by you or by anyone claiming under or through you (such person being hereinafter referred to as your "beneficiary"), in connection with bringing, prosecuting, defending, litigating, arbitrating, negotiating or settling any claim or dispute by or against you or your beneficiary, or any claim or dispute between you or your beneficiary and the Company or any third party (excluding any of your creditors or beneficiaries) that may arise out of or relate to this agreement, or the validity, operation, interpretation, enforceability or breach thereof, provided that, in the case of any request that the Company pay attorneys' fees or expenses, the Company shall have received a statement signed by the attorney or firm of attorneys rendering the bill, to the effect that
         (i) in the opinion of the attorney or firm a bona

Mr. Allan Miller
Page 4
May 1, 1995



         fide dispute exists which could lead to or is in litigation, (ii) the bill for legal fees and expenses was prepared in accordance with the attorney's or firm's regular schedule of fees (which schedule should be set forth), and (iii) the services for which the bill was rendered have already been performed or represent a reasonable retainer for services to be performed and, in the case of expense, have already been incurred.

         Legal fees and expenses paid by the Company pursuant to this paragraph 10 shall be refunded by you to the Company if you do not prevail in the dispute and the adjudicating body, e.g., the court or arbitrator, determines that you have not acted in good faith in bringing or pursuing the action.

         The rights conferred upon you by this paragraph 10 are intended to be in addition to, and not in limitation or derogation of any other rights you may have.

13. In the event that any payments under this agreement are determined to be "parachute payments", as a consequence of which you are required, pursuant to section 4999 (or any successor section) of the Internal Revenue Code, to pay any excise tax in respect of such "parachute payments", the Company shall pay you an amount equal to such excise tax, plus such additional amount as shall be required to result in a net amount to you from such "parachute payments" as if no such excise tax had been imposed.

14. You affirm that you are entering into this agreement and release voluntarily in order to receive payments and other benefits described above. You understand that the Company would not make these payments or extend these benefits to you without your voluntary consent to this agreement.

15. In making your decision, you recognize that you have the right to seek advice and counsel from others, including that of an attorney if you so choose. You acknowledge that you have 21 days within which to consider this offer.

16. You have seven days from the date you sign this Agreement to cancel it in writing. You also understand that this Agreement will not bind you or the Company until after the seven-day period you have to cancel.
         No payments will be made under this Agreement until it becomes binding. You may cancel this Agreement by signing the cancellation notice below (or by any other written signed notice) and delivering it to Borden, Inc., within seven days of your signing this Agreement.

I believe this completely and accurately describes our understanding and ask that you indicate your agreement by signing the original of this letter and returning it to me. I wish you every success in your future endeavors.

Mr. Allan Miller
Page 5
May 1, 1995





                                                   For:     Borden, Inc.



                                                   By:      /s/ Randy Kautto
                                                      -------------------------
                                                            Randy D. Kautto



READ, UNDERSTOOD AND AGREED TO:


      /s/ Allan Miller                5/25/95
------------------------------------------------      -------------------------
Allan L. Miller                   Date

                             CANCELLATION NOTICE

                   (To cancel this Agreement sign below and deliver this copy of the Agreement to the Company within 7 days of the date you signed the Agreement.)

                        I hereby cancel this Agreement.



                   ------------------------     -------------------------------
                   Date                         Signature

                                   EXHIBIT 1



The following is an explanation of the Borden benefits which will be provided to you upon your termination of employment following a change in control. These benefits will continue in effect during the term of the separation agreement:

         o Medical and dental coverage may continue, at your election, during the agreement period at the normal rate of contribution for active associates (on an after-tax basis). You will then be eligible for retiree medical coverage and the period of the agreement will be included in determining any points based on age and service.

         o Basic life insurance, supplemental life insurance, high limit accident insurance and long-term disability coverage may continue, at your election, at the normal rate of contribution for active associates (on an after-tax basis). You will be eligible for a Company paid annual physical during 1995 but not thereafter.

         o Benefit equivalents for the Retirement Savings (RSP), Cash Account (CAP), Executive Supplemental Pension (including special grandfather provision) (ESPP) and Executive Excess Plans will continue. You must make an equivalent employee deferral to the ESPP in order to receive your normal RSP company match. The ESPP is a non-qualified plan. Therefore, your ESPP contributions cannot be classified as 401(K) contributions for eventual rollover or continued tax deferral purposes. You may also continue salary deferrals to the ESPP.

         o Additional CORE Management benefits will continue. These include the survivor protection benefit; the survivor accumulation account; the capital accumulation account (plan); excess disability, life and business travel benefits; personal umbrella coverage; reimbursement for financial counseling (including legal advice leading to this agreement), auto and homeowners insurance; paid club memberships and Company match of charitable contributions up to $2,000 per year.

The benefits listed will be provided through the ESPP.

You may elect distributions of your earned RSP, CAP, Executive Family Protection, Excess and certain ESPP benefits as of your termination date. Your salary deferrals are payable on the date(s) elected. The equivalent benefits earned during the period of your separation agreement become payable when the term of the agreement expires. Under this arrangement your compensation will be reduced by any earned income paid from Borden and any other source during the same time period. Coverage for Borden benefits will be discontinued when other employment is accepted.